EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) to be filed on or around September 1, 2021 (the “Form S-8”), and to all references to our firm and our report dated March 4, 2021, entitled “PEDEVCO Corp. Interests – Various Oil Properties in Colorado & New Mexico – Total Provided Reverses as of December 31, 2020” (the “Report”). We also consent to the incorporation by reference in the Form S-8 of the Report and all references to our firm and the information from our Report.

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
By:
Name:	W. Todd Brooker
Title:	President

Cawley, Gillespie & Associates, Inc.
13640 Briarwick Drive, Suite 100
Austin, Texas 78729
August 31, 2021